EXHIBIT A



                            STOCK PURCHASE AGREEMENT

                  AGREEMENT, dated as of October 22, 1996, between Ampex Corporation, a Delaware corporation (the "Corporation") and Edward J. Bramson, Chairman and Chief Executive of the Corporation (the "Executive").

                             Preliminary Statement.

                  (a) The Board of Directors of the Corporation has authorized the Corporation to sell to the Executive or his permitted designee up to 400,000 shares of the Class A Common Stock, par value $0.01 ("Common Stock") of the Corporation, as an inducement to the Executive to remain as an officer and director of the Corporation, all on the terms set forth in this Agreement; and

                  (b) The Corporation and the Executive are entering into this Agreement in order to evidence the terms of sale to the Executive, and set forth the terms and conditions thereof.

                  1. Agreement of Sale. The Corporation hereby agrees to sell to the Executive up to 400,000 shares (the "Shares") of Common Stock, at a price of $6.875 per share, upon and subject to the terms and conditions set forth hereinbelow.

                  2.  Purchase Procedure and Payment.

                  (i)      Purchase Procedure.

                           (i) Subject to the conditions set forth in this Agreement, (1) the Executive may purchase the Shares at any time prior to October 31, 1996 by the delivery of written notice (the "Purchase Notice") to the Corporation, and (2) the Purchase Notice shall specify the number of Shares to be purchased and the name of any Permitted Designee (as defined below) in which the Shares being purchased shall be registered, and shall contain the following representations and warranties of the Executive: (u) the Executive is acquiring the Shares directly or through his Permitted Designee (as the case may be) for his own account and not with a view to, or present intention of, distribution thereof in violation of the Securities Act of 1933 (the "1933 Act") or any applicable state securities laws and will not sell or permit his Permitted Designee to sell or otherwise transfer the Shares unless registered or exempt from registration under the 1933 Act and such state laws, (v) the Executive is able to bear the economic risks of his investment in the Shares for an indefinite period of time,
         (w) the Executive is familiar with the business, financial or other condition, assets, liabilities, properties,

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         operations, management and prospects of the Corporation, (x) the
         Executive has had full access to such information concerning the Corporation as he has requested and is satisfied that there is no material information concerning the Corporation of which he is unaware,
         (y) the Executive has knowledge, skill and experience in business, financial and investment matters so as to enable the Executive to understand and evaluate the merits and risks of an investment in the Shares and form an investment decision with respect thereto and (z) acknowledges that a portion of the Shares is subject to repurchase by the Corporation under certain circumstances as provided below.

                           (ii) Upon receipt of the Purchase Notice and of the payment therefor specified below, the Corporation shall deliver to the Executive or his Permitted Designee a certificate or certificates representing the Shares being purchased, at the Corporation's sole cost and expense. Unless registered under the 1933 Act, such certificate or certificates representing the Shares sold to the Executive pursuant to this Agreement shall bear the following legend:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ACCORDINGLY MAY NOT BE OFFERED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT."

                  (ii) Payment. Subject to the provisions of paragraph 3 below, the Executive shall pay for the Shares purchased pursuant to this Agreement by delivery of (i) cash, or a check in good funds payable to the Corporation, in an amount equal to twenty percent (20%) of the purchase price, and (ii) a promissory note (the "Note") of the Executive for the balance, and a related pledge agreement (the "Pledge Agreement"), in form and substance reasonably satisfactory to counsel to the Corporation. The Note shall bear interest, payable annually on each December 31 during the term thereof and at maturity, at the Applicable Federal Rate (as defined in the Internal Revenue Code); shall be due and payable in a single installment on the fifth anniversary date thereof; shall be secured by a pledge of all the Shares under the Pledge Agreement; and shall otherwise conform to the terms specified in the resolutions of the Board of Directors of the Corporation which authorized the sale.

                  3. Non-Assignability. The Executive shall not assign, transfer, or otherwise dispose of his rights under this Agreement, except that Executive may cause a "Permitted
Designee", as defined below, to purchase, pay for and hold the Shares in its name and for its own account. At the Executive's election, specified in any Purchase Notice, the Corporation shall issue and deliver the certificate or certificates representing

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the Shares being purchased by the Executive or his Permitted Designee, against receipt by the Corporation from the Permitted Designee of the cash and a Note and Pledge Agreement containing terms specified in paragraph 2(b) above, duly executed and delivered by the Permitted Designee (in lieu of the Executive), in payment of the purchase price specified above. The term "Permitted Designee" shall mean a corporation, limited liability company, partnership or other entity which, at the time of purchase, is controlled solely by the Executive.

                  4. Registration Rights. The Corporation hereby grants to the Executive or his Permitted Designee (as the case may be) the right to cause the Corporation to register the Shares purchased hereunder for sale under the 1993 Act, on terms comparable to those contained in the Registration Rights Agreement, dated as of February 10, 1995, between the Corporation and Sherborne Investments Corporation, as currently in effect.

                  5. Repurchase Rights. The Corporation shall have the right to repurchase from the Executive or his Permitted Designee (as the case may be) up to 200,000 Shares purchased by the Executive pursuant to this Agreement, at $6.875 per share, if the Executive shall voluntarily resign as both an officer and a director of the Corporation or shall be terminated for Cause (as defined below), prior to the second anniversary of the date of this Agreement, or to repurchase up to 100,000 of such shares, at $6.875 per share, if the Executive shall so resign or shall be terminated for Cause on or after the second anniversary of the date of this Agreement and before the third anniversary of the date of this Agreement, in either case by delivery to the Executive of written notice of repurchase within 30 days after the effective date of his resignation or termination. In the event of any such repurchase, the Corporation shall refund to the Executive (or his Permitted Designee, as the case may be) the amount of cash paid for such Shares (including any principal or interest payments on the Note) and return the Note to the obligor against receipt by the Corporation of the certificate representing the Shares so repurchased and a new
Note in the appropriate principal amount. The Executive shall take all actions reasonably required in order to cause his Permitted Designee to comply with the terms of this paragraph 5. The term "Cause" shall mean conviction of a felony involving acts injurious to the Corporation.

                  6.       Miscellaneous.

                  (i) This Agreement may not be modified or amended unless evidenced in writing and signed by the Corporation and the Executive.

                  (ii) All notices under this Agreement shall be mailed (registered or certified) or delivered by hand or facsimile

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transmission addressed, if to the Corporation, at 500 Broadway, Redwood City,
California 94063, attention, General Counsel, and, if to the Executive, at his office at 65 East 55th Street, New York, New York 10022, or at such other address as may be designated in writing by either of them to the other.

                  (iii) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  (iv) This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties, subject to the limitations set forth in paragraph 3.





                                  [End of Text]

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                  IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

                                            AMPEX CORPORATION


                                            By:
                                               ---------------------------------
                                               Name:  Craig L. McKibben
                                               Title: Vice President



                                               ---------------------------------
                                               Name:  Edward J. Bramson


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